Exhibit 99

Effective with the first quarter of 2004, Maytag has changed its segment reporting from two segments to three in order to align its reporting with new initiatives and accountabilities within the company. The new reporting segments are Major Appliances, Housewares, and Commercial Products. The Major Appliances segment includes those business units that manufacture, sell and service major appliances such as laundry, dishwasher, cooking, and refrigeration products. The Housewares segment is predominately comprised of floor care products manufactured and sold under the Hoover brand but also includes sales of small appliances. The Commercial Products segment includes manufacture and sale of vending, commercial laundry, and commercial and luxury residential cooking products. The following table provides net sales and operating income for the new segments reclassified for 2003 by quarter and 2002 full year. Restructuring and asset impairment charges have also been noted by segment.

NET SALES AND OPERATING INCOME COMPARISON (Unaudited)

AS RECLASSIFIED

NET SALES (in thousands)

	Major Appliances	Housewares	Commercial Products	General Corporate & Other	Consolidated
2002 Year	$3,408,986	$880,484	$376,561	$—	$4,666,031
2003
1st Quarter	$830,868	$213,970	$91,168	$—	$1,136,006
2nd Quarter	885,138	166,511	111,244		1,162,893
3rd Quarter	939,885	180,008	101,374		1,221,267
4th Quarter	983,070	208,758	79,872		1,271,700

Year	$3,638,961	$769,247	$383,658	$—	$4,791,866

OPERATING INCOME (LOSS) (in thousands)

	Major Appliances	Housewares	Commercial Products	General Corporate & Other	Consolidated
2002 Year	$198,770	$184,777	$25,206	$(49,258)	$359,495
2003
1st Quarter	$45,137	$29,567	$5,250	$(11,764)	$68,190
2nd Quarter	54,495	(1,266)	12,062	(13,883)	51,408
3rd Quarter	56,796	8,244	8,457	(12,134)	61,363
4th Quarter	56,268	8,176	(1,226)	(15,886)	47,332

Year	$212,696	$44,721	$24,543	$(53,667)	$228,293

INCLUDED IN OPERATING INCOME (LOSS) (in thousands)

	Major Appliances	Housewares	Commercial Products	General Corporate & Other	Consolidated
2002
Restructuring charges	$67,112	$—	$—	$—	$67,112
Gain on sale of distribution center	(8,276)				(8,276)

Year	$58,836	$—	$—	$—	$58,836
2003
1st Quarter-Restructuring charges	$9,387	$—	$—	$—	$9,387
2nd Quarter-Restructuring charges	17,141	9,516	132	1,139	27,928
3rd Quarter-Restructuring charges	13,060		83		13,143
4th Quarter-Restructuring charges	14,471				14,471
4th Quarter-Asset impairment		11,217			11,217

Year	$54,059	$20,733	$215	$1,139	$76,146

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